Exhibit 4.1

SHARE CERTIFICATE

Number [1]	Shares [1]

CHOWCHOW CLOUD INTERNATIONAL HOLDINGS LIMITED

THIS SHARE CERTIFICATE CERTIFIES THAT as of [date], [Name of Shareholder] of [Address of Shareholder] is the registered holder of [1] fully paid Ordinary Share of nominal or par value of US$0.0001 each in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [date].

By
Director